OGE Energy Corp. reports earnings for 2016 and outlook for 2017

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.7 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP, today reported earnings of $1.69 per average diluted share in 2016, compared with earnings of $1.36 per average diluted share in 2015.

In 2016, OG&E, a regulated electric utility, reported net income of $284 million and contributed $1.42 per diluted share, compared with $269 million, or $1.35 per diluted share in 2015. Enable Midstream issued cash distributions to OGE of approximately $141 million and contributed earnings of $53 million, or $0.27 per diluted share in 2016, compared to earnings of $9 million, or $0.05 per diluted share in 2015. The holding company posted breakeven results in 2016, compared to a loss of $0.04 per diluted share in 2015.

“I’m pleased with the performance of OGE and Enable despite a challenging environment. I am proud of the execution and perseverance of our members in 2016” said OGE Energy Corp. Chairman, President and CEO Sean Trauschke, “and both of our businesses are well positioned for continued success.”

Fourth Quarter results
For the three months ended Dec. 31, 2016, OGE Energy reported earnings of $0.29 per diluted share, compared with $0.15 per diluted share in the fourth quarter of 2015. The increase is primarily due to higher transmission revenues and more favorable weather at the utility.

Discussion of 2016 results

OG&E reported gross margin of $1.4 billion in 2016, which was approximately $47 million higher than 2015. The increase in gross margin for the year was due in part from higher transmission revenues and more favorable weather as compared to 2015. Partially offsetting higher gross margin were additional professional services. As a result, OG&E's net income increased from $269 million in 2015 to $284 million in 2016.

Natural Gas Midstream Operations contributed earnings to OGE of approximately $53 million for 2016 compared to $9 million for 2015. Higher earnings were primarily due to goodwill and asset impairments recorded by Enable in 2015 of approximately $114 million pretax, or $0.35 per share after tax. Higher earnings were partially offset by lower revenues associated with lower natural gas and lower natural gas liquids prices.

2017 Outlook
OG&E is projected to earn $1.58 to $1.70 per average diluted share. The Company projects the earnings contribution from its ownership interest in Enable Midstream to be approximately $0.35 to $0.39 per average diluted share. Additionally, OGE Energy consolidated earnings guidance for 2016 is $1.93 to $2.09 per average diluted share. The guidance assumes approximately 200 million average diluted shares outstanding and normal weather for the year.  More information regarding the Company’s 2017 earnings guidance and the Company’s 2016 financial results is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a live webcast for discussion of the results of 2016 and the 2017 outlook on Thursday, February 23, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 834,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 25.7 percent limited partner interest and a 50 percent general partner interest of Enable Midstream Partners LP, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures
OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

	OG&E Year Ended December 31,
(Dollars in Millions)	2016	2015
Operating Revenues	$2,259.2	$2,196.9
Cost of Sales	880.1	865.0
Gross Margin	$1,379.1	$1,331.9

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and NGLs; the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to, those described in this Form 10-K; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2016.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In millions except per share data)	2016	2015	2016	2015
OPERATING REVENUES	$530.8	$447.1	$2,259.2	$2,196.9
COST OF SALES	234.7	182.7	880.1	865.0
OPERATING EXPENSES
Other operation and maintenance	111.0	117.3	465.6	451.6
Depreciation and amortization	81.8	77.9	322.6	307.9
Taxes other than income	21.1	22.4	87.6	91.2
Total operating expenses	213.9	217.6	875.8	850.7
OPERATING INCOME	82.2	46.8	503.3	481.2
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	22.3	27.5	101.8	15.5
Allowance for equity funds used during construction	5.0	2.9	14.2	8.3
Other income	7.1	7.6	26.0	27.0
Other expense	(6.1)	(5.8)	(16.9)	(14.3)
Net other income (expense)	28.3	32.2	125.1	36.5
INTEREST EXPENSE
Interest on long-term debt	35.9	36.9	143.2	147.8
Allowance for borrowed funds used during construction	(2.8)	(1.5)	(7.5)	(4.2)
Interest on short-term debt and other interest charges	1.3	1.2	6.4	5.4
Interest expense	34.4	36.6	142.1	149.0
INCOME BEFORE TAXES	76.1	42.4	486.3	368.7
INCOME TAX EXPENSE	18.2	13.0	148.1	97.4
NET INCOME	$57.9	$29.4	$338.2	$271.3
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.7	199.7	199.7	199.6
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.0	199.7	199.9	199.6
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.29	$0.15	$1.69	$1.36
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.29	$0.15	$1.69	$1.36
DIVIDENDS DECLARED PER COMMON SHARE	$0.30250	$0.27500	$1.15500	$1.05000

Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2016	2015	2016	2015
Operating revenues by classification
Residential	$201.9	$169.8	$951.9	$896.5
Commercial	139.5	112.0	573.7	535.0
Industrial	47.2	40.4	194.6	190.6
Oilfield	38.5	34.6	156.9	162.8
Public authorities and street light	49.9	40.1	204.3	194.2
Sales for resale	0.1	0.1	0.3	21.7
System sales revenues	477.1	397.0	2,081.7	2,000.8
Provision for rate refund	(12.7)	—	(33.6)	—
Integrated market	16.3	13.8	49.3	48.6
Other	50.1	36.3	161.8	147.5
Total operating revenues	$530.8	$447.1	$2,259.2	$2,196.9
MWH sales by classification (In millions)
Residential	2.0	1.8	9.3	9.2
Commercial	1.9	1.7	7.6	7.4
Industrial	0.8	0.8	3.6	3.6
Oilfield	0.8	0.9	3.2	3.4
Public authorities and street light	0.8	0.6	3.2	3.1
Sales for resale	—	—	—	0.5
System sales	6.3	5.8	26.9	27.2
Integrated market	1.5	0.6	3.0	1.7
Total sales	7.8	6.4	29.9	28.9
Number of customers	833,582	824,776	833,582	824,776
Weighted-average cost of energy per kilowatt-hour - cents
Natural gas	3.012	2.118	2.488	2.529
Coal	2.152	2.271	2.213	2.187
Total fuel	2.429	2.193	2.199	2.196
Total fuel and purchased power	2.979	2.700	2.842	2.874
Degree days (A)
Heating - Actual	1,086	1,054	2,800	3,038
Heating - Normal	1,329	1,329	3,349	3,349
Cooling - Actual	165	78	2,247	2,071
Cooling - Normal	74	74	2,092	2,092